SUPPLEMENT (To Preliminary Prospectus Dated April 5, 2018)	Filed Pursuant to Rule 424(h) Registration File No. 333-206582-14

$576,153,000 (Approximate)

BANK 2018-BNK11
(Central Index Key Number 0001731627)

as Issuing Entity

Morgan Stanley Capital I Inc.
(Central Index Key Number 0001547361)

as Depositor

Wells Fargo Bank, National Association
(Central Index Key Number 0000740906)

Bank of America, National Association
(Central Index Key Number 0001102113)

Morgan Stanley Mortgage Capital Holdings LLC
(Central Index Key Number 0001541557)

National Cooperative Bank, N.A.
(Central Index Key Number 0001577313)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2018-BNK11

This is a supplement to, and supersedes any contrary information in, the preliminary prospectus dated April 5, 2018 (the “Preliminary Prospectus”). Defined terms used in this supplement but not defined herein have the meanings given to them in the Preliminary Prospectus.

The exact initial certificate balances of the Class A-2 and Class A-3 certificates are unknown and will be determined based on the final pricing of those classes of certificates. The expected range of initial Certificate Balances of the Class A-2 Certificates is revised from $100,000,000 - $180,000,000 to $100,000,000 - $195,000,000, and the expected range of initial Certificate Balances of the Class A-3 Certificates is revised from $224,853,000 - $304,853,000 to $209,853,000 - $304,853,000. Accordingly, with respect to each such class, the expected range of weighted average lives, principal windows and assumed final distribution dates for the Class A-2 and Class A-3 certificates is set forth below. In all cases, the aggregate initial certificate balance of the Class A-2 and Class A-3 certificates is expected to be approximately $404,853,000, subject to a variance of plus or minus 5%.

Class	Expected Range of Assumed Final Distribution Dates	Expected Range of Weighted Average Life (Years)	Expected Range of Principal Window (Months)
Class A-2	February 2028 - March 2028	9.75-9.81	117-118 / 117-119
Class A-3	April 2028 - April 2028	9.88-9.89	118-120 / 119-120

In addition, the tables below under the heading “Yield and Maturity Considerations—Weighted Average Life” in the Preliminary Prospectus are revised as follows to indicate the resulting weighted average lives of each class of the Class A-2 and Class A-3 Certificates and set forth the percentages of the initial Certificate Balance of each such class that would be outstanding after each of the dates shown at the indicated CPPs. The tables below have also been prepared generally on the basis of the Structuring Assumptions set forth in the Preliminary Prospectus.

Morgan Stanley	BofA Merrill Lynch	Wells Fargo Securities
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner

Academy Securities, Inc.		Drexel Hamilton
Co-Manager		Co-Manager

The date of this Supplement is April 10, 2018.

Percent of the Maximum Initial Certificate Balance ($195,000,000)(1)
of the Class A-2 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
April 2019	100%	100%	100%	100%	100%
April 2020	100%	100%	100%	100%	100%
April 2021	100%	100%	100%	100%	100%
April 2022	100%	100%	100%	100%	100%
April 2023	100%	100%	100%	100%	100%
April 2024	100%	100%	100%	100%	100%
April 2025	100%	100%	100%	100%	100%
April 2026	100%	100%	100%	100%	100%
April 2027	100%	100%	100%	100%	100%
April 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.81	9.75	9.69	9.61	9.37

(1)	The exact initial Certificate Balance of the Class A-2 Certificates is unknown and will be determined based on final pricing of that class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-2 Certificates; however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives may be different than those shown above.

Percent of the Minimum Initial Certificate Balance ($100,000,000)(1)
of the Class A-2 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
April 2019	100%	100%	100%	100%	100%
April 2020	100%	100%	100%	100%	100%
April 2021	100%	100%	100%	100%	100%
April 2022	100%	100%	100%	100%	100%
April 2023	100%	100%	100%	100%	100%
April 2024	100%	100%	100%	100%	100%
April 2025	100%	100%	100%	100%	100%
April 2026	100%	100%	100%	100%	100%
April 2027	100%	100%	100%	100%	100%
April 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.75	9.67	9.60	9.51	9.29

(1)	The exact initial Certificate Balance of the Class A-2 Certificates is unknown and will be determined based on final pricing of that class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-2 Certificates; however, the actual Certificate Balance may be greater than the minimum shown, in which case the Weighted Average Lives may be different than those shown above.

Percent of the Maximum Initial Certificate Balance ($304,853,000)(1)
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
April 2019	100%	100%	100%	100%	100%
April 2020	100%	100%	100%	100%	100%
April 2021	100%	100%	100%	100%	100%
April 2022	100%	100%	100%	100%	100%
April 2023	100%	100%	100%	100%	100%
April 2024	100%	100%	100%	100%	100%
April 2025	100%	100%	100%	100%	100%
April 2026	100%	100%	100%	100%	100%
April 2027	100%	100%	100%	100%	100%
April 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.88	9.87	9.85	9.81	9.57

(1)	The exact initial Certificate Balance of the Class A-3 Certificates is unknown and will be determined based on final pricing of that class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-3 Certificates; however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives may be different than those shown above.

Percent of the Minimum Initial Certificate Balance ($209,853,000)(1)
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
April 2019	100%	100%	100%	100%	100%
April 2020	100%	100%	100%	100%	100%
April 2021	100%	100%	100%	100%	100%
April 2022	100%	100%	100%	100%	100%
April 2023	100%	100%	100%	100%	100%
April 2024	100%	100%	100%	100%	100%
April 2025	100%	100%	100%	100%	100%
April 2026	100%	100%	100%	100%	100%
April 2027	100%	100%	100%	100%	100%
April 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.89	9.89	9.88	9.85	9.61

(1)	The exact initial Certificate Balance of the Class A-3 Certificates is unknown and will be determined based on final pricing of that class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-3 Certificates; however, the actual Certificate Balance may be greater than the minimum shown, in which case the Weighted Average Lives may be different than those shown above.

__________________

The information in this supplement, if conveyed prior to the time of your contractual commitment to purchase any of the offered certificates, supersedes any conflicting information contained in the Preliminary Prospectus and any other prior similar materials relating to the offered certificates. The information in this supplement may be amended or supplemented. This supplement is being delivered to you solely to provide you with information about the offering of the offered certificates referred to in the Preliminary Prospectus and to solicit an offer to purchase the offered certificates, when, as and if issued.

__________________

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